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                                                                    EXHIBIT 99.1

                 SIMMONS(R) RECEIVES "ONE-SIDED MATTRESS" PATENT

     MORE DURABLE MATTRESS CONSTRUCTION RECOGNIZED AS A SIMMONS INNOVATION.


ATLANTA, JUNE 14, 2001 - The United States Patent & Trademark Office has issued Simmons Company a patent on its one-sided mattress design (United States Patent No. 6,243,900). Simmons originally applied for the patent on January 13, 2000. The patent covers Simmons' one-sided design, which allows for a substantial reduction in the amount of permanent deflection in use, i.e. durability, and also lets consumers avoid the traditional mattress maintenance of rotating or flipping the mattress.

         "This is a red letter day for the Simmons Company," stated Simmons president Bob Hellyer in announcing this patent. "For the past few years Simmons' marketing and product development team has worked closely with our R&D group to design products that reflect consumers' desires for a better night's sleep and enhancing features of traditional commodity mattress design that are common in our industry. The successful Beautyrest(R), BackCare(R) and Olympic(R) Queen product lines are the results of that development work. These brands have been exceptionally well received by consumers because they offer legitimate sleep benefits and durability while at the same time giving consumers the convenience of never needing to flip their mattress." Hellyer further added that the Simmons one-sided design was a two-year development program and merits the recognition as an exclusive Simmons innovation.

         In making this announcement, Simmons Chairman and CEO Charlie Eitel added that, "Simmons sees this patent as a confirmation of our strategic focus on innovation which delivers better sleep. Although the market impact of this patent will evolve over the coming months, we are hopeful that Simmons will reap significant benefits."



















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ONE-SIDED PATENT, continued ...

         Maker of Simmons Beautyrest(R), BackCare(R), Olympic(R) Queen, DeepSleep(R) and DreamScapes(TM), Atlanta-based Simmons Company employs more than 3,000 people and operates 18 plants throughout the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports that mission through its Better Sleep Through Science(TM) philosophy, which includes developing superior mattresses and promoting a sound and smart sleep routine. For more information, consumers can visit the company's new website at www.simmons.com.

FORWARD-LOOKING INFORMATION: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are indicated by the use of words such as "expect", "believe", "intend", "project", "anticipate" or similar expressions, relate to future financial results including expected benefits from our new patent and our Better Sleep Through Science(R) philosophy, and are thus prospective. Any forward-looking statements contained in this report represent management's current expectations, based on present information and current assumptions. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to, anticipated sales growth, success of new products, changes in consumer confidence or demand and other risks and factors identified from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.